Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated April 27, 2022, relating to the financial statements of H World Group Limited (Formerly: Huazhu Group Limited) and the effectiveness of H World Group Limited’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of H World Group Limited for the year ended December 31, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China
January 10, 2023